UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)
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BJ’s Wholesale Club Holdings, Inc.

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Beginning on June 17, 2019, the following communication will be sent to certain stockholders of BJ’s Wholesale Club Holdings, Inc.
June 17, 2019
Dear Stockholders,
We, the members of the compensation committee of BJ’s Wholesale Club Holdings, Inc. (the “Company”), believe it may assist stockholders in understanding the Company’s compensation philosophy to offer additional information regarding our plans for the Company’s equity compensation program in fiscal year 2020, as the Company further refines its annual compensation program following its becoming a public company. This information should be considered supplemental to the information in the Company’s 2019 proxy statement, filed with the SEC on May 18, 2019 (the “Proxy Statement”) and in support of Proposal No. 3 therein regarding the advisory approval of the compensation of the Company’s named executive officers (the “Proposal No. 3 - The Say-on-Pay Proposal”).
We have made the following decisions that we believe will further align and directly link our executive compensation program with the Company’s performance and will be in the best interests of the Company’s stockholders:

•
At least 50% of the Company’s annual long-term incentive equity awards granted to the Company’s executive officers, including its named executive officers, as part of their fiscal 2020 compensation package will include performance-vesting equity.

•	This performance-vesting equity will vest over three years subject to continued service, consistent with the Company’s time-vesting equity award practices.

•
The performance metric or metrics for these awards will include earnings per share (“EPS”) or free cash flow, which are key financial metrics that management views as most meaningful in evaluating the Company’s performance and that the Company reports to stockholders.

We and the Company’s board of directors remain committed to an executive compensation program that supports our strategic objectives and aligns with our stockholders’ interests.
We ask for your support at our 2019 annual meeting of stockholders and your vote “FOR” Proposal No. 3 - The Say-on-Pay Proposal.
The compensation committee of the board of directors:
Jonathan Seiffer, Co-Chair
Cameron Breitner, Co-Chair
Robert Steele